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                    [Letterhead of Foster Pepper & Shefelman PLLC]





                                     May 27, 1997


Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington 98101


Gentlemen:

    We have acted as counsel for Washington Mutual, Inc. in connection with the registration on Form S-3, Registration No. 333-27427 (the "Registration Statement") under the Securities Act of 1933, as amended, of Junior Subordinated Debentures in the principal amount $300,000,000, and guarantees of Capital Securities of Washington Mutual Capital I (the "Guarantee"). Capitalized terms not defined herein have the meaning set forth in the Prospectus included in the Registration Statement.

    In connection with the opinion expressed below, we have examined and are familiar with:

         (a) the form of Trust Indenture between Washington Mutual, Inc. and the Bank of New York as trustee, which includes the form of the Junior Subordinated Debentures;

         (b) the form of Guarantee Agreement between Washington Mutual, Inc. and the Bank of New York as Trustee;

         (c) the actions of the Board of Directors of Washington Mutual, Inc. pertaining to the Junior Subordinated Debentures and the Guarantee; and

         (d)  the Registration Statement.

    Based upon the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and (2) the Junior Subordinated Debentures and the Guarantee shall have been issued, sold and delivered upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Junior Subordinated Debentures and the Guarantee shall have been duly authorized and will constitute valid and binding obligations of Washington Mutual,


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Washington Mutual, Inc.
May 27, 1997
Page 2


Inc., subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, assuming that enforcement of rights and remedies is undertaken in a commercially reasonable manner and in good faith.

    In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the State of Washington and the United States of America and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the subject matter hereof and to the effects of such laws thereon.

    This opinion is rendered solely to you and for your benefit solely in connection with the registration of the Junior Subordinated Debentures and the Guarantee. This opinion may not be relied upon by you for any other purpose and may not be relied upon by any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. Unless the prior written consent of our firm is obtained, this opinion may not be quoted or otherwise referred to in any written report, proxy statement or other registration statement, nor is it to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

                                            Very truly yours,

                                            FOSTER PEPPER & SHEFELMAN PLLC